Exhibit 8.2

[LETTERHEAD OF KWM]

November 16, 2020

To:                             Pinduoduo Inc.

28/F, No. 533 Loushanguan Road,

Changning District, Shanghai 200051

People’s Republic of China

Dear Sirs,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC counsel for Pinduoduo Inc. (the “Company”) solely in connection with the sale by the Company of a certain number of American Depositary Shares (the “ADSs”), each representing four Class A ordinary shares of the Company, par value US$0.000005 per share (the “Ordinary Shares”) and the offering by the Company of certain Convertible Senior Notes, in connection with the filing by the Company with the United States Securities and Exchange Commission of the registration statement on Form F-3, including all amendments and supplements thereto (the “Registration Statement”). For the foregoing purpose, we have been requested to give this opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

I.                    Qualifications

This opinion is subject to the following qualifications:

(a)             This opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

(b)             This opinion is subject to the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

(c)              This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

(d)             This opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently.

II.               Opinions

Based on the foregoing and subject to the disclosures contained in the Registration Statement and the qualifications set out above, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements of law and legal conclusions in the Registration Statement under the caption “Taxation—PRC Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations,  constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ King & Wood Mallesons
King & Wood Mallesons